Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman Senior Vice President - Finance Horace Mann Educators Corporation (217) 788-5708 www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR

SPRINGFIELD, Ill., February 6, 2007 — Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $28.6 million (64 cents per share) and $98.7 million ($2.19 per share) for the three and twelve months ended December 31, 2006, respectively, compared to net income of $16.1 million (35 cents per share) and $77.3 million ($1.67 per share) for the same periods in 2005. Included in net income were net realized gains on securities of $5.6 million ($3.7 million after tax, or 8 cents per share) and $10.9 million ($7.1 million after tax, or 16 cents per share) for the three and twelve months ended December 31, 2006, respectively, compared to net realized gains of $0.7 million ($0.4 million after tax, or 1 cent per share) and $9.8 million ($6.4 million after tax, or 13 cents per share) for the respective periods in 2005. Net realized investment gains for the three and twelve months ended December 31, 2006 included $5.1 million of litigation proceeds on previously impaired WorldCom, Inc. debt securities. All per-share amounts are stated on a diluted basis.

“Horace Mann produced solid earnings for the fourth quarter and full year, and our growth initiatives continued to gain traction as well,” said Louis G. Lower II, President and Chief Executive Officer. “Our auto line delivered sales increases of 8 percent in new autos insured, including 20 percent increases in sales units for new auto policyholders, in both the fourth quarter and the full year. This sales growth, along with continued improvements in retention, resulted in another sequential increase in total auto policies in force, driven primarily by growth in educator policies. In 2006, property and casualty written premium was adversely affected by increased reinsurance costs and a decline in auto average written premium per policy, which reflects the improved quality of this book of business.”

The company’s net income for the twelve months ended December 31, 2005 reflected a reduction in federal income tax of $9.1 million as a result of closing tax years 1996 through 2001 with favorable resolution of the contingent tax liabilities related to those six years. Net income for 2005 also reflected interest on income tax refunds of $1.4 million pretax, which was reflected as a reduction to operating expenses. No similar reductions to federal income tax or operating expenses were recorded in 2006.

“Our underlying 2006 results support a preliminary estimate of full year 2007 net income before realized investment gains and losses of between $1.80 and $1.95 per share,” said Lower. “This projection anticipates a modest increase in the property and casualty combined ratio — to between 90 and 92 — partially offset by a double-digit increase in annuity profit margins. Included in the earnings estimate are additional costs, compared to 2006, totaling approximately 15 cents per share associated with our 2007 catastrophe reinsurance program and an increased level of investment in strategic growth initiatives, including the Agency Business Model.”

Segment Earnings

Net income for the property and casualty segment increased $9.9 million ($16.7 million pretax) for the quarter and $29.3 million ($46.8 million pretax) for the full year, compared to the same periods in 2005. Pretax catastrophe costs in the current quarter were less than $1 million compared to $20.3 million incurred in the fourth quarter of 2005, which were due largely to Hurricane Wilma and other hurricane costs. Favorable development of prior years’ reserves totaling $2.0 million was recorded in the current quarter, all of which was related to non-catastrophe reserves. Favorable reserve development of $5.3 million was recorded in the fourth quarter of 2005. Additional reinsurance costs associated with the company’s enhanced property and casualty catastrophe reinsurance program represented pretax decreases in both income and premiums of approximately $2 million and $11 million for the three and twelve months ended December 31, 2006.

Annuity segment net income was comparable to last year’s fourth quarter and decreased $1.9 million compared to full year 2005. The full year comparison reflected the benefit in 2005 of the favorable resolution of contingent tax liabilities and interest received on tax refunds. For the quarter, pretax income in this segment was $0.6 million less than the prior year due to an increased level of amortization of deferred policy acquisition costs and value of acquired insurance in force in the current period. Full year annuity segment pretax income exceeded the prior year by $1.6 million including a 2005 increase of $0.6 million in the company’s guaranteed minimum death benefit reserve (“GMDB”), compared to no change in 2006, and $0.9 million of interest received on tax refunds in 2005. Life segment net income increased $0.2 million and $1.1 million compared to the fourth quarter and twelve months ended December 31, 2005, respectively. For both the quarter and full year, 2006 life pretax income was equal to 2005, as growth in investment income was offset by higher mortality and increased amortization of deferred policy acquisition costs.

Segment Revenues

The company’s premiums written and contract deposits increased 1 percent for the quarter and decreased slightly for the twelve months compared to 2005. The additional costs associated with the company’s enhanced property and casualty reinsurance program represented a $10.8 million decrease to 2006 full year premiums, while 2005 reflected a reduction of $9.9 million, primarily in the third quarter, due to additional ceded premiums to reinstate its property and casualty reinsurance coverage following hurricane catastrophe recoveries. For property and casualty, full year premiums written declined 1 percent, or $7.1 million, reflecting a slight decline in the number of policies that were in force throughout the year and a decrease in average auto premium per policy — primarily due to the continued improvement in the quality of this book of business.

Annuity new contract deposits increased 2 percent compared to full year 2005 due to growth in single premium and rollover deposits as well as new scheduled annuity deposit receipts. For the quarter, deposits to fixed accounts increased 20 percent, partially offset by an 8 percent decrease in variable annuity deposits. For the year, deposits to fixed accounts increased 3 percent and variable annuity deposits increased slightly. Life segment insurance premiums and contract deposits decreased 1 percent and 2 percent compared to the three and twelve months ended December 31, 2005, respectively.

Sales and Distribution

Total new business sales increased 5 percent compared to 2005, including double-digit growth in the fourth quarter. New auto sales units increased 8 percent compared to both the fourth quarter and twelve months of 2005. The full year growth in annuity new business reflected a 5 percent increase from the company’s career agents, primarily due to a higher volume of partner product sales. Life new business increased 12 percent compared to full year 2005 including a 26 percent increase in Horace Mann manufactured products.

“In addition to the accelerating growth in auto sales units, total career agent sales increased 6 percent for the quarter and 4 percent for the year compared to the same periods in 2005. Positive results from initiatives such as the property and casualty Educator Segmentation (Pricing) Model and Product Management Organization, as well as the 2006 roll out of a new lineup of Horace Mann manufactured and branded life and annuity products, are continuing to drive improvements in average overall productivity per agent and setting the stage as we move forward in the implementation of our new Agency Business Model,” said Lower.

Horace Mann’s career agency force totaled 848 agents at December 31, 2006, 2 percent greater than the agent count for the prior quarter and 1 percent fewer than the end of 2005. The decline in the number of agents from year-end 2005 was due in part to the strategic restructuring of agencies in the catastrophe-prone areas of Florida and Louisiana. “Looking to 2007, our career agency points of distribution are expected to increase, not only due to growth in agents but also from the addition of licensed product specialists that will be supporting agents who adopt the new Agency Business Model,” Lower noted.

Pension and Other Postretirement Benefits

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, effective for years ending after December 15, 2006. As a result of adopting this standard, December 31, 2006 shareholders’ equity and book value per share increased by approximately $7 million and 16 cents, respectively, related to the company’s defined benefit pension plan and postretirement benefit plan, and also incorporating the previously disclosed changes to its retiree health care benefit plan. SFAS No. 158 requires recognition in the balance sheet of the funded status of defined benefit pension plans and other postretirement benefit plans, including all previously unrecognized actuarial gains and losses and unamortized prior service cost, as a component of accumulated other comprehensive income, net of tax. There was no impact on results of operations or cash flows.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

# # #

HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights

(Dollars in Millions, Except Per Share Data)

	Quarter Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
DIGEST OF EARNINGS
Net income	$28.6	$16.1	77.6%	$98.7	$77.3	27.7%

Net income per share:
Basic	$0.67	$0.37	81.1%	$2.29	$1.80	27.2%
Diluted (A)(B)	$0.64	$0.35	82.9%	$2.19	$1.67	31.1%

Weighted average number of shares and equivalent shares:
Basic	43.1	43.0		43.0	42.9
Diluted (A)(B)	45.1	48.0		45.8	47.9

HIGHLIGHTS

Operations

Insurance premiums written and contract deposits (C)	$245.5	$242.7	1.2%	$969.4	$972.6	-0.3%

Return on equity (D)				16.7%	13.2%

Property & Casualty GAAP combined ratio	85.9%	96.9%		87.6%	95.6%
Effect of catastrophe costs on the Property & Casualty combined ratio	0.4%	14.5%		3.6%	12.3%

Experienced agents				588	600	-2.0%
Financed agents				260	255	2.0%
Total agents				848	855	-0.8%

Additional Per Share Information

Dividends paid	$0.105	$0.105	—	$0.42	$0.42	—

Book value (E)				$15.25	$13.51	12.9%

Financial Position

Total assets				$6,329.6	$5,840.6	8.4%
Short-term debt				—	—
Long-term debt				232.0	190.9
Total shareholders’ equity				657.1	580.6	13.2%

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. Diluted per share information for all periods is presented on a basis consistent with this consensus. Prior to the repurchases in 2006, the Company’s Senior Convertible Notes represented 4.3 million equivalent shares and had annual interest expense of $2.7 million after tax. For the three and twelve months ended December 31, 2006, respectively, the Senior Convertible Notes represented 1.2 million and 2.0 million equivalent shares and had after tax interest expense of $0.2 million and $1.3 million, respectively.

(B)	As prescribed by generally accepted accounting principles, the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding were excluded from weighted average shares and equivalent shares - diluted for the third quarter of 2005. Accordingly, the sum of the per share amounts for the four quarters of 2005 does not equal the year-to-date per share amount.

(C)	As a result of catastrophes in the third quarter of 2005, the Company incurred additional ceded premiums, to reinstate its property and casualty catastrophe reinsurance coverage, of $0.5 million and $9.9 million for the three and twelve months ended December 31, 2005, respectively.

(D)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.

(E)	Before the fair value adjustment for investments, book value per share was $14.99 at December 31, 2006 and $12.85 at December 31, 2005. Ending shares outstanding were 43,091,255 at December 31, 2006 and 42,972,028 at December 31, 2005.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
STATEMENTS OF OPERATIONS
Insurance premiums written and contract deposits (A)	$245.5	$242.7	1.2%	$969.4	$972.6	-0.3%

Insurance premiums and contract charges earned (A)	$166.6	$170.0	-2.0%	$653.9	$664.9	-1.7%

Net investment income	54.2	49.7	9.1%	209.0	194.6	7.4%
Net realized investment gains	5.6	0.7		10.9	9.8

Total revenues	226.4	220.4	2.7%	873.8	869.3	0.5%

Benefits, claims and settlement expenses	95.8	114.1		388.7	442.7
Interest credited	31.4	29.8		122.5	115.9
Policy acquisition expenses amortized	19.3	17.1		74.0	71.5
Operating expenses	33.8	35.4	-4.5%	129.1	131.2	-1.6%
Amortization of intangible assets	1.9	0.8		6.1	5.1
Interest expense (B)	3.7	2.3		13.1	8.9

Total benefits, losses and expenses	185.9	199.5	-6.8%	733.5	775.3	-5.4%

Income before income taxes	40.5	20.9	93.8%	140.3	94.0	49.3%
Income tax expense (C)	11.9	4.8		41.6	16.7

Net income	$28.6	$16.1	77.6%	$98.7	$77.3	27.7%

ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty
Automobile and property (voluntary)	$129.9	$131.7	-1.4%	$526.6	$535.2	-1.6%
Involuntary and other property & casualty	2.2	2.0		13.2	11.7

Total Property & Casualty	132.1	133.7	-1.2%	539.8	546.9	-1.3%

Annuity deposits	84.6	79.9	5.9%	325.7	320.1	1.7%

Life	28.8	29.1	-1.0%	103.9	105.6	-1.6%

Total	$245.5	$242.7	1.2%	$969.4	$972.6	-0.3%

ANALYSIS OF SEGMENT NET INCOME (LOSS)

Property & Casualty	$21.0	$11.1	89.2%	$74.3	$45.0	65.1%

Annuity	3.3	3.2	3.1%	13.2	15.1	-12.6%

Life	3.5	3.3	6.1%	14.5	13.4	8.2%

Corporate and other (D)	0.8	(1.5)		(3.3)	3.8

Net income	28.6	16.1	77.6%	98.7	77.3	27.7%

Catastrophe costs, after tax, included above (E)	(0.4)	(13.2)		(12.9)	(45.0)

(A)	See additional information on page 1 regarding the effects of property and casualty catastrophe reinsurance reinstatement premiums.

(B)	The year ended December 31, 2006 included gains of $0.2 million as a result of repurchasing a portion of the 1.425% Senior Convertible Notes due 2032. The year ended December 31, 2005 included costs of $0.5 million as a result of retiring the 6 5/8% Senior Notes due 2006.

(C)	The year ended December 31, 2005 reflected a reduction of $9.1 million as a result of closing tax years 1996 through 2001 with favorable resolution of the contingent tax liabilities. In 2005, the Company also received interest on income tax refunds of $1.4 million pretax, reflected as a reduction to year-to-date Operating Expenses above.

(D)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

(E)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums. See also page 3.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
PROPERTY & CASUALTY
Premiums written	$132.1	$133.7	-1.2%	$539.8	$546.9	-1.3%
Premiums earned	136.9	139.7	-2.0%	537.7	549.6	-2.2%
Net investment income	9.5	8.5	11.8%	35.3	33.2	6.3%
Losses and loss adjustment expenses (LAE)	83.0	101.8		340.6	398.0
Operating expenses (includes policy acquisition expenses amortized)	33.4	33.1	0.9%	127.6	126.8	0.6%
Income before tax	30.0	13.3		104.8	58.0	80.7%
Net income	21.0	11.1	89.2%	74.3	45.0	65.1%

Net investment income, after tax	7.7	7.2	6.9%	29.3	28.2	3.9%

Catastrophe costs, after tax (A)	0.4	13.2		12.9	45.0
Catastrophe losses and LAE, before tax (B) (C)	0.6	19.8		19.2	59.3
Reinsurance reinstatement premiums, before tax	—	0.5		0.6	9.9

Operating statistics:
Loss and loss adjustment expense ratio	60.6%	72.9%		63.3%	72.4%
Expense ratio	25.3%	24.0%		24.3%	23.2%
Combined ratio	85.9%	96.9%		87.6%	95.6%

Effect of catastrophe costs on the combined ratio (B)	0.4%	14.5%		3.6%	12.3%

Automobile and property detail:
Premiums written (voluntary) (D)	$129.9	$131.7	-1.4%	$526.6	$535.2	-1.6%
Automobile	90.6	92.5	-2.1%	368.0	381.1	-3.4%
Property	39.3	39.2	0.3%	158.6	154.1	2.9%

Premiums earned (voluntary) (D)	132.0	135.3	-2.4%	525.0	538.8	-2.6%
Automobile	91.7	94.8	-3.3%	368.5	386.0	-4.5%
Property	40.3	40.5	-0.5%	156.5	152.8	2.4%

Policies in force (voluntary) (in thousands)				799	797	0.3%
Automobile				533	531	0.4%
Property				266	266	—

Policy renewal rate (voluntary)
Automobile (6 months)				90.5%	89.9%
Property (12 months)				87.4%	86.6%

Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	67.8%	70.7%		65.3%	68.2%
Expense ratio	25.9%	24.5%		24.7%	23.4%
Combined ratio	93.7%	95.2%		90.0%	91.6%

Effect of catastrophe costs on the combined ratio (B)	-0.2%	1.1%		0.5%	1.5%

Total property operating statistics:
Loss and loss adjustment expense ratio	39.7%	75.4%		55.6%	80.5%
Expense ratio	24.9%	23.6%		24.3%	23.3%
Combined ratio	64.6%	99.0%		79.9%	103.8%

Effect of catastrophe costs on the combined ratio (B)	1.9%	45.7%		11.3%	39.3%

Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile (B)	$1.8	$3.5		$19.1	$8.8
Total property (B)	0.2	1.8		0.1	4.3
Other property and casualty	—	—		—	—
Total (B)	2.0	5.3		19.2	13.1

(A)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

(B)	The year ended December 31, 2006 includes development of prior years’ reserves for catastrophe losses and LAE in captions related to catastrophe costs as well as captions related to prior years’ reserve development as follows: total property and casualty, unfavorable development of $1.4 million; voluntary automobile, favorable development of $1.5 million; and total property, unfavorable development of $2.9 million.

(C)	The three and twelve months ended December 31, 2006 reflect a reduction of $0.3 million and $2.3 million, respectively, due to net recoupment from policyholders of assessments previously paid by the Company to the Florida Citizens Property Insurance Corporation (“Florida Citizens”) and the Louisiana Citizens Fair and Coastal Plans (“Louisiana Citizens”). Amounts for the three and twelve months ended December 31, 2005 included the Company's $1.3 million assessment from Louisiana Citizens. In addition, the amount for the twelve months ended December 31, 2005 included the Company's $1.8 million assessment from Florida Citizens.

(D)	Amounts are net of additional ceded premiums to reinstate the Company’s property and casualty catastrophe reinsurance coverage as quantified above.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
ANNUITY
Contract deposits	$84.6	$79.9	5.9%	$325.7	$320.1	1.7%
Variable	36.3	39.5	-8.1%	138.5	137.8	0.5%
Fixed	48.3	40.4	19.6%	187.2	182.3	2.7%
Contract charges earned	5.1	4.6	10.9%	19.7	17.9	10.1%
Net investment income	30.8	28.9	6.6%	119.9	112.9	6.2%
Net interest margin (without realized gains)	8.5	7.8	9.0%	33.4	31.4	6.4%
Mortality gain (loss) and other reserve changes	(0.4)	(0.4)		(1.1)	(0.8)
Operating expenses (includes policy acquisition expenses amortized)	7.7	7.0	10.0%	29.4	28.5	3.2%
Amortization of intangible assets	1.6	0.5		4.7	3.7
Income before tax	3.9	4.5	-13.3%	17.9	16.3	9.8%
Net income (A)	3.3	3.2	3.1%	13.2	15.1	-12.6%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$(0.3)	$0.2		$(0.5)	$(1.8)
Value of acquired insurance in force	(0.6)	0.5		(0.7)	0.2
Guaranteed minimum death benefit reserve	—	(0.2)		—	(0.6)

Annuity contracts in force (in thousands)				165	162	1.9%
Accumulated value on deposit				$3,580.1	$3,295.4	8.6%
Variable				1,494.6	1,333.7	12.1%
Fixed				2,085.5	1,961.7	6.3%
Annuity accumulated value retention - 12 months
Variable accumulations				91.5%	91.5%
Fixed accumulations				93.7%	94.5%

LIFE

Premiums and contract deposits	$28.8	$29.1	-1.0%	$103.9	$105.6	-1.6%
Premiums and contract charges earned	24.6	25.7	-4.3%	96.5	97.4	-0.9%
Net investment income	13.7	12.5	9.6%	53.4	49.3	8.3%
Income before tax	5.3	5.3	—	22.3	22.3	—
Net income	3.5	3.3	6.1%	14.5	13.4	8.2%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$(0.7)	$0.1		$(0.6)	$0.7

Life policies in force (in thousands)				232	237	-2.1%
Life insurance in force				$13,400	$13,142	2.0%
Lapse ratio - 12 months (Ordinary life insurance)				5.7%	6.5%

CORPORATE AND OTHER (B)
Components of gain (loss) before tax:
Net realized investment gains	$5.6	$0.7		$10.9	$9.8
Interest expense	(3.7)	(2.3)		(13.1)	(8.9)
Other operating expenses and net investment income	(0.6)	(0.6)		(2.5)	(3.5)
Income (loss) before tax	1.3	(2.2)		(4.7)	(2.6)
Net income (loss) (C)	0.8	(1.5)		(3.3)	3.8

(A)	The year ended December 31, 2005 reflected a reduction in federal income tax of $3.6 million as a result of closing tax years 1998 through 2001 in the third quarter with favorable resolution of the contingent tax liabilities. Net income for the year ended December 31, 2005 also benefited by $0.6 million from interest on federal income tax refunds received in the second quarter of 2005.

(B)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

(C)	The year ended December 31, 2005 reflected reductions in federal income tax of $5.5 million as a result of closing tax years 1998 through 2001 in the third quarter and tax years 1996 and 1997 in the second quarter with favorable resolution of the contingent tax liabilities.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
INVESTMENTS
Annuity and Life
Fixed maturities, at market (amortized cost 2006, $3,056.7; 2005, $2,923.5)				$3,068.0	$2,967.2
Short-term investments				28.7	7.1
Short-term investments, securities lending collateral				299.4	184.7
Policy loans and other				106.8	88.7

Total Annuity and Life investments				3,502.9	3,247.7	7.9%

Property & Casualty
Fixed maturities, at market (amortized cost 2006, $745.5; 2005, $734.5)				752.2	738.3
Short-term investments				5.6	1.4
Short-term investments, securities lending collateral				0.3	8.3
Other				9.0	0.6

Total Property & Casualty investments				767.1	748.6	2.5%

Corporate investments				32.2	0.2

Total investments				4,302.2	3,996.5	7.6%

Net investment income
Before tax	$54.2	$49.7	9.1%	$209.0	$194.6	7.4%
After tax	36.8	34.0	8.2%	142.3	133.1	6.9%

Net realized investment gains (losses) by investment portfolio included in Corporate and Other segment income (loss)
Property & Casualty	$1.2	$(0.4)		$1.1	$1.9
Annuity	4.0	—		6.9	7.9
Life	0.4	1.1		2.9	—
Corporate and Other	—	—		—	—

Total, before tax	5.6	0.7		10.9	9.8
Total, after tax	3.7	0.4		7.1	6.4
Per share, diluted	$0.08	$0.01		$0.16	$0.13